                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT / /       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            PICTURETEL CORPORATION
                (Name of Registrant as Specified In Its Charter)


                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/ / No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                             PICTURETEL CORPORATION
                               100 MINUTEMAN ROAD
                          ANDOVER, MASSACHUSETTS 01810

                                                                  April 29, 1997

Dear Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of PictureTel Corporation which will be held on Thursday, June 12, 1997 at 10:00 a.m. at the World Trade Center, 164 Northern Avenue, Boston, Massachusetts.

     We ask for your support in approving the election of directors (Item 1), for approval of an amendment to the 1994 Employee Stock Purchase Plan to reduce the waiting period before employees become eligible to participate in the plan from twelve months to six months (Item 2), and for the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors (Item 3).

     A copy of the Company's Annual Report to Stockholders for 1996 is included with the proxy materials.

                                            Sincerely,

                                            DR. NORMAN E. GAUT
                                            Chairman of the Board

                             PICTURETEL CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 12, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PictureTel Corporation (the "Company") will be held at the World Trade Center, 164 Northern Avenue, Boston, Massachusetts, on the 12th day of June, 1997 at 10:00 a.m. for the following purposes:

     1. To fix the number of directors at six and to elect six directors, each to serve until the next annual meeting and until his successor is elected and qualified.

     2. To consider and act upon a proposal to amend the PictureTel 1994 Employee Stock Purchase Plan to reduce the waiting period before employees become eligible to participate in the plan from 12 months to 6 months.

     3. To consider and act upon a proposal to ratify the selection of Coopers & Lybrand L.L.P. as independent auditors for the 1997 fiscal year.

     4. To transact any other business which may properly be brought before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 18, 1997 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            LES B. STRAUSS
                                            Secretary

Andover, Massachusetts
April 29, 1997

     A PROXY CARD IS ENCLOSED FOR YOUR USE. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE.

                             PICTURETEL CORPORATION
                               100 MINUTEMAN ROAD
                          ANDOVER, MASSACHUSETTS 01810

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 12, 1997

                                PROXY STATEMENT

     The enclosed form of proxy is solicited on behalf of the Board of Directors of PictureTel Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the World Trade Center, 164 Northern Avenue, Boston, Massachusetts, on June 12, 1997 at 10:00 a.m. and at any and all adjourned sessions thereof. The proxy may be revoked prior to its exercise (i) by written notice received by the Secretary of the Company at its address set forth above, (ii) by execution of a later-dated proxy, or (iii) by attending the Annual Meeting or any session thereof and voting the shares covered by the proxy in person. Shares represented by duly executed proxies will be voted FOR the election of directors and the proposals set forth in Items 2 and 3 unless authority to vote for the election of directors or such proposal is withheld or different instructions are given. The proxy, when executed and not so revoked, will be voted at the meeting, including any adjournments thereof, and if it contains any specifications, it will be voted in accordance therewith.

     Stockholders of record at the close of business on April 18, 1997 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof. Each share of Common Stock outstanding on the record date is entitled to one vote. As of the close of business on April 18, 1997, there were outstanding and entitled to vote 34,154,299 shares of Common Stock.

     It is expected that the form of proxy and proxy statement will first be mailed to stockholders on or about April 29, 1997.

ITEM 1 -- ELECTION OF DIRECTORS

     The directors propose that the stockholders fix the number of directors at six. All of the nominees are currently directors, and, all directors, with the exception of Enzo Torresi, were elected at the 1996 Annual Meeting of Stockholders on June 17, 1996. Six directors are to be elected to serve as Directors until the next annual meeting and until their successors are elected and qualified.

NOMINEES FOR ELECTION

     The age, positions with the Company, principal occupations during the past five years, and directorships of other public companies now held by each person who is a nominee for election as a Director at the Annual Meeting are as follows:

     Dr. Norman E. Gaut, 59, is currently Chairman of the Board and Chief Executive Officer of the Company. Dr. Gaut became President and Chief Executive Officer of the Company in January, 1986, and was elected Chairman of the Board on April 9, 1987. Dr. Gaut has been a Director of the Company since September, 1984.

     Vinod Khosla, 42, was elected a Director in January, 1990, and is a member of the Audit Committee. Mr. Khosla has been a general partner of Kleiner, Perkins, Caufield & Byers, a venture capital partnership, since March, 1986. Mr. Khosla was the Chief Executive of Sun Microsystems Inc. from 1982 to 1984. Mr. Khosla is also a Director of Spectrum HoloByte, Inc., a home entertainment company specializing in virtual reality and simulation, The 3DO Company, which develops and licenses technology for the home interactive multimedia platform, and Excite Inc., which develops management tools for the Internet. Mr. Khosla is also a Director of several other private companies.

     Robert T. Knight, 59, was elected a Director in December, 1992 and is a member of the Compensation Committee. Mr. Knight became President of Technology Venture Services in January, 1996. Mr. Knight was Chairman of Digital Sound Corporation, a voice processing company, from December, 1994 to December, 1995. Previously, Mr. Knight was President and Chief Executive Officer of Digital Sound Corporation. Prior to 1991, Mr. Knight was a corporate vice president of Xerox Corporation. Mr. Knight is also a Director of Wellpoint Health Networks, a medical insurance company, and Data Dimensions, Inc., a consulting company specializing in year 2000 software issues. Mr. Knight is also a Director of a private company.

     David B. Levi, 64, has been a Director of the Company since September, 1986 and is a member of the Audit Committee. Mr. Levi is currently Chief Operating Officer of Voice Control Systems, a speech recognition company. Previously, Mr. Levi was President of Voice Processing Corporation, a speech recognition technology company for telephony markets, from November, 1995 to November, 1996. From July, 1991 to November, 1995, Mr. Levi held positions at Natural Microsystems Corporation, a manufacturer of voice processing systems. From April, 1995 to November, 1995, Mr. Levi was Chairman and from July, 1991 to April, 1995, Mr. Levi was President. Mr. Levi is also a member of the Board of Trustees of the Harvard Radio Broadcasting Company and is also a Director of two private companies.

     James R. Swartz, 54, was elected a Director in December, 1988 and is a member of the Compensation Committee. Mr. Swartz is a founder and has been a general partner of Accel Partners, a venture capital limited partnership, since 1983. Mr. Swartz is also a Director of Farallon Computing, Inc., an Internet collaboration tools company, Polycom, Inc., an advanced teleconferencing equipment company, Remedy Corporation, a client server application software company, and numerous private companies.

     Enzo Torresi, 52, was elected a Director of the Company in August, 1996. He is currently Chairman, Cofounder, and Chief Executive Officer of Icast Corporation, a privately held Internet software company that specializes in IP Broadcast and multimedia networking technology. Mr. Torresi is also Vice Chairman and a Cofounder of Power Computing Corporation, a PC manufacturer of Mac OS compatible products. From January, 1989 to October, 1994, Mr. Torresi was President, Chief Executive Officer, and Cofounder of NetFRAME Systems Incorporated, a public company in the network server business. Mr. Torresi is also a Director of SCO Incorporated, a public company leader in Unix based host systems.

     None of the nominees are related to any other nominee or to any executive officer of the Company by marriage, adoption, or blood (except relationships, if any, more remote than first cousins).

BOARD MEETINGS AND COMMITTEES:

     The Board of Directors of the Company held 6 meetings during the fiscal year ended December 31, 1996. The Board has two committees: an Audit Committee and a Compensation Committee.

     The Compensation Committee currently consists of two non-employee directors, Robert T. Knight and James R. Swartz. It has the authority to determine the compensation of officers and key employees of the Company, to determine compensation under the employee benefit plans and to administer the Amended and Restated 1984 Stock Option Plan, the Equity Incentive Plan, and the Employee Stock Purchase Plan of the Company. During the fiscal year ended December 31, 1996, the Compensation Committee took action by written consent 9 times, and held 2 meetings.

     The Audit Committee currently consists of two non-employee directors, Vinod Khosla and David B. Levi. It provides review and control functions with respect to the Company's operations. Further, the Committee recommends the appointment of the Company's independent auditors and meets annually with the auditors to review the scope and results of the year-end audit and discuss any concerns related to corporate accounting practices or controls. The Audit Committee held 2 meetings during the fiscal year ended December 31, 1996.

     Each director attended at least 80% of the total number of meetings of the Board of Directors and all committees of the Board on which he served.

DIRECTORS COMPENSATION

     During fiscal 1996, each director who is not an officer, employee, or consultant to the Company or any subsidiary (an "Outside Director") received an annual retainer of $5,000 and received $1,000 for each meeting of the Board of Directors that such Outside Director attended. Outside Directors also received expense reimbursements for attending Board and Committee meetings. Directors who are officers or employees of the Company do not receive any additional compensation for their services as director.

     Effective January 1997, each Outside Director will receive an annual retainer of $20,000 and will receive $1,000 for each meeting, including Compensation Committee and Audit Committee meetings, that such Outside Director attends.

     Outside Directors are also entitled to participate in the Amended 1992 Non-Employee Directors' Stock Option Plan. The plan provides that each Outside Director who had been a Director for more than two years on August 1, 1996 and each other Outside Director first elected a Director after August 1, 1996 ("Eligible Directors") shall automatically be granted an option to purchase 20,000 shares of Stock at an exercise price equal to the fair market value of the Stock on the respective effective date of the grant (August 1, 1996 or the date of election, respectively). The Plan also provides for the annual grant of stock options to purchase 5,000 shares of the Company's Common Stock to each Eligible Director on August first of each year, commencing on August 1, 1997, provided that no such annual option for 5,000 shares shall be granted to a director who first became a director of the Company within six months prior to August first of said year. Each option is exercisable in installments, 25% one year after the effective date of the grant and 6.25% after the end of each quarter thereafter so that the options are 100% exercisable four years after the effective date of grant. These options remain exercisable until 10 years after date of grant unless an Eligible Director ceases to be a director for any reason other than death or total and permanent disability; all options held by the Director that are not then exercisable shall then terminate. Options that are exercisable on the date of such termination, shall continue to be exercisable until the earlier of (1) three months thereafter or (2) the date on which the option would have terminated had the director remained an Eligible Director.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission. Executive officers, directors and greater than ten-percent shareholders are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required to be filed, the Company believes that all filing requirements applicable to its executive officers and directors were satisfied in 1996.

     Unless authority to do so has been withheld or limited in proxies, proxies will be voted to fix the number of directors at six and to elect the nominees specified above. However, should any of the nominees refuse or be unable to serve, it is the intention of the persons named as proxies to act in respect to the filling of that office by voting the shares to which the proxy relates, unless authority to do so has been withheld or limited in the proxy, for the election of such other persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as they may, in their discretion, determine.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO FIX THE NUMBER OF DIRECTORS AT SIX AND FOR EACH OF THE SIX NOMINEES.

                               SECURITY OWNERSHIP

     The following table sets forth certain information as of April 18, 1997 as to the security ownership of those persons owning of record or known to the Company to be the beneficial owners of more than five percent of the outstanding Common Stock of the Company, each of the Company's directors and named executive officers and the Company's executive officers and directors as a group.

                                                                               SHARES OF
                                                                             COMMON STOCK
                                                                          BENEFICIALLY OWNED
                                                                       -------------------------
                     NAME AND ADDRESS OF HOLDER                         NUMBER           PERCENT
---------------------------------------------------------------------  ---------         -------
Norman E. Gaut(1)....................................................    621,540           1.8%
Vinod Khosla(2)......................................................     54,296             *
Robert T. Knight(3)..................................................     19,000             *
David B. Levi(4).....................................................     44,300             *
James R. Swartz(5)...................................................     85,222             *
Enzo Torresi.........................................................     -0-                *
Les B. Strauss(6)....................................................     31,096             *
Domenic J. LaCava(7).................................................    122,219             *
Stephen J. Crummey(8)................................................     -0-                *
David W. Grainger(9).................................................     36,250             *
Kopp Investment Advisors, Inc.(10)...................................  3,132,798           9.2%
     6600 France Avenue South
     Suite 672
     Edina, MN 55435
Pilgrim Baxter & Associates(11)......................................  2,406,800           7.0%
     11255 Drummers Lane
     Suite 300
     Wayne, PA 19087
Fred Alger Management, Inc.(12)......................................  2,002,600           5.9%
     Fred M. Alger III
     75 Maiden Lane
     New York, NY 10038
The Capital Group Companies, Inc.(13)................................  1,802,000           5.3%
     333 South Hope Street
     Los Angeles, CA 90071
All Directors and Executive Officers as a Group (consisting of 11
  persons)(14).......................................................  1,036,226           3.0%

---------------
 * Less than one percent.

 (1) Includes 451,797 shares issuable upon exercise of options which are exercisable within 60 days after April 18, 1997 and 28,000 shares of Common Stock owned by a trust which Dr. Gaut may be deemed to beneficially own.

 (2) Includes 40,000 shares issuable upon exercise of options which are exercisable within 60 days after April 18, 1997.

 (3) Includes 15,000 shares issuable upon exercise of options which are exercisable within 60 days after April 18, 1997.

 (4) Includes 24,000 shares issuable upon exercise of options which are exercisable within 60 days after April 18, 1997.

 (5) Includes 40,000 shares issuable upon exercise of options which are exercisable within 60 days after April 18, 1997; and 4,320 shares held by the Swartz Family Partnership L.P. with respect to which Mr. Swartz is a general partner and 378 shares held by Hamilton Assets Limited of which Mr. Swartz controls 50%.

 (6) Includes 27,343 shares issuable upon exercise of options which are exercisable within 60 days after April 18, 1997.

 (7) Includes 119,937 shares issuable upon exercise of options which are exercisable within 60 days after April 18, 1997.

 (8) Mr. Crummey left the employment of the Company on January 6, 1997.

 (9) Represents 36,250 shares issuable upon exercise of options which are exercisable within 60 days after April 18, 1997.

(10) Kopp Investment Advisors, Inc. holds 3,090,798 of these shares as investment advisor for its investment management clients; 2,000 are held indirectly as sole trustee of Kopp Investment Advisors, Inc. Profit Sharing Plan on behalf of their employees; 20,000 shares are held by Kopp Family Foundation, which is controlled by LeRoy C. Kopp and, 20,000 shares are owned by LeRoy C. Kopp in his individual retirement account. This information is based, in part, on a Schedule 13G filed with the Commission on January 29, 1997.

(11) Pilgrim Baxter & Associates holds these shares as investment adviser for its investment management clients. This information is based, in part, on a
     Schedule 13G filed with the Commission on February 14, 1997.

(12) These shares are held by Fred Alger Management, Inc., its affiliates or its pension and profit sharing plans, as well as shares held by Fred M. Alger III, Chairman of Fred Alger Management, Inc. This information is based, in part, on a Schedule 13G filed with the Commission on January 10, 1997.

(13) The Capital Group Companies, Inc. is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported. This information is based, in part, on a Schedule 13G filed with the Commission on February 12, 1997.

(14) Also included in the determination of beneficial ownership are any shares which may be acquired by a director or officer of the Company within sixty days through the exercise of any option. As of April 18, 1997, 776,045 shares of Common Stock may be acquired by such persons on exercise of options which are exercisable within sixty days.

EXECUTIVE OFFICERS

     Norman E. Gaut. See "Nominees for Election" above.

     Les B. Strauss, 53, joined the Company in March, 1990 as Vice President, Chief Financial Officer and Secretary, and since March, 1994, Mr. Strauss has also been Treasurer of the Corporation. Mr. Strauss held similar positions at Camex Inc., a desktop publishing company, from 1987 to 1990.

     Domenic J. LaCava, 56, became President and Chief Operating Officer of the Company in January, 1997. Mr. LaCava joined the Company in December, 1993 as Vice President, Personal Systems Division, and effective early 1996, he held the position of Vice President Enterprise Systems Group which combined the Personal Systems Division and the Group Systems Division. Prior to joining PictureTel, Mr. LaCava held the position of President of the PowerOpen Association, an organization delivering a standards-based environment built on the PowerPC architecture, from January, 1993 to October, 1993. From May, 1977 to July, 1992, Mr. LaCava was with Digital Corporation, where his last assignment was as Vice President of Digital's Unix-based Software and Systems. During Mr. LaCava's 15 year career at Digital, he also held the position of Vice President of the low-end business which focused on the desktop and deskside systems.

     David W. Grainger, 54, joined the Company in September, 1994 as Vice President, Worldwide Customer Services (changed to Enterprise Services Division in early 1996). Prior to joining PictureTel, Mr. Grainger held the position of Senior Vice President and Officer, Worldwide Customer Services for Xerox Corporation from September, 1991 to September, 1994. Mr. Grainger previously held a number of positions of increasing responsibility in domestic and international operations for Digital Equipment Corporation from 1969 to September, 1991.

     Lawrence M. Bornstein, 54, joined the Company in January, 1994 as Vice President of Human Resources. Prior to joining PictureTel, Mr. Bornstein served as an executive recruiter for Heidrick and

Struggles, an executive search firm, from June, 1993 to January, 1994. Mr. Bornstein also served as the Human Resources Officer for Computervision from October, 1985 to April, 1993, and previously held like positions with Fidelity and Digital Equipment Corporation.

     All of the Company's executive officers are full-time employees of the Company. Executive officers of the Company hold office for an indefinite term, subject to the discretion of the Board of Directors.

     None of the persons listed above is related to any other such person by marriage, adoption or blood (except relationships, if any, more remote than first cousins).

MANAGEMENT COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years, awarded or accrued, to the Company's Chief Executive Officer and the four other most highly compensated Executive Officers (collectively the "Named Executive Officers").

                                                                                   LONG-TERM
                                                                              COMPENSATION AWARDS
                                                                 OTHER      -----------------------
                                  ANNUAL COMPENSATION           ANNUAL      RESTRICTED                  ALL OTHER
                             ------------------------------     COMPEN-       STOCK                      COMPEN-
   NAME AND PRINCIPAL                  SALARY       BONUS       SATION       AWARD(S)      OPTIONS       SATION
        POSITION             YEAR       ($)          ($)          ($)          ($)         (SHARES)      ($)(1)
-------------------------    ----     --------     --------     -------     ----------     --------     ---------
Dr. Norman E. Gaut           1996     $280,000     $ 50,000      -0-                        50,000       $ 2,250
  Chairman and CEO           1995      280,000      150,000      -0-                         -0-           2,250
                             1994      235,000      100,000      -0-                       200,000         1,499

Les B. Strauss               1996     $195,000     $ 40,000      -0-                        27,500       $ 2,250
  Vice President and CFO,    1995      195,000       85,000      -0-                         -0-           2,250
  Treasurer                  1994      180,000       80,000      -0-                       150,000         1,499

Domenic J. LaCava            1996     $190,000     $ 50,000      -0-                        19,800       $ 2,250
  President and COO          1995      190,000       75,000      -0-                         -0-           2,250
                             1994      170,000       85,000(2)   -0-                       100,000         1,499

Stephen J. Crummey           1996     $175,000       -0-        $44,000(3)                  20,000       $ 2,250
  Vice President             1995      175,000     $125,000(4)  32,000 (5)                   -0-           2,250
  World Wide Sales           1994(6)    27,936       -0-         -0-                       150,000        -0-
  (terminated employment
  1/6/97)

David W. Grainger            1996     $160,000     $ 40,000      -0-                        20,000       $ 2,250
  Vice President,            1995      160,000       35,000(8)   -0-                         -0-           2,250
  Enterprise Services        1994(7)    50,556       30,000(8)   -0-                        80,000        -0-
  Division

---------------
(1) Unless otherwise indicated, Company contributions to 401(k) plan.

(2) Represents a sign-on bonus of $10,000 and $75,000 annual management incentive bonus award.

(3) Represents special Sales Incentive Compensation for product revenue achievement in 1996.

(4) Represents a sign-on bonus of $50,000 and $75,000 annual management incentive bonus award.

(5) Represents special Sales Incentive Compensation for product revenue achievement in 1995.

(6) Mr. Crummey joined the Company in November, 1994.

(7) Mr. Grainger joined the Company in September, 1994.

(8) Includes sign-on bonus of $50,000; paid $30,000 in 1994 and $20,000 in 1995.

                           OPTIONS/SAR GRANTS IN 1996

     The following table shows all grants of options to the Named Executive Officers of PictureTel in 1996. Pursuant to the Securities and Exchange Commission (the "SEC") rules, the table also shows the potential realizable value of the options assuming PictureTel's stock price appreciates annually by 5% and 10% respectively from the date of grant until the end of the option term (10 years). These rates are mandated by the SEC rules and do not represent the Company's estimate or projection of the future Common Stock price. The Company does not agree that the value of an option can properly be determined by this method.

                                                                                    POTENTIAL REALIZABLE
                                           PERCENTAGE                                 VALUE AT ASSUMED
                                            OF TOTAL                                   ANNUAL RATES OF
                                            OPTIONS/                                     STOCK PRICE
                                              SARS                                      APPRECIATION
                               OPTIONS/    GRANTED TO   EXERCISE OR                    FOR OPTION TERM
                                 SARS      EMPLOYEES    BASE PRICE    EXPIRATION   -----------------------
            NAME              GRANTED(1)    IN 1996     (PER SHARE)      DATE        5% ($)      10% ($)
----------------------------  ----------   ----------   -----------   ----------   ----------   ----------
Norman E. Gaut..............    50,000        3.47%       $ 40.50      1/24/2006   $1,273,500   $3,227,500
Les B. Strauss..............    27,500        1.91%       $ 40.50      1/24/2006      700,425    1,775,125
Domenic J. LaCava...........    19,800        1.38%       $ 40.50      1/24/2006      504,306    1,278,090
Stephen J. Crummey(2).......    20,000        1.39%       $ 40.50      1/24/2006      509,400    1,291,000
David W. Grainger...........    20,000        1.39%       $ 40.50      1/24/2006      509,400    1,291,000

---------------
(1) Options granted on January 25, 1996, have a ten year term, and are exercisable commencing 12 months after the grant date, with 25% of the option shares covered thereby becoming exercisable at that time and with an additional 6.25% of the option shares becoming exercisable quarterly thereafter, with all options being fully exercisable on the fourth anniversary of the grant date.

(2) Options granted to Mr. Crummey have since expired due to his termination, dated January 6, 1997.

                    AGGREGATED OPTION/SAR EXERCISES IN 1996
                      AND 1996 YEAR-END OPTION/SAR VALUES

     The following table provides information as to options exercised by each of the Named Executive Officers of PictureTel during 1996 and the value of options held by such officers at year end 1996 measured in terms of the closing price of PictureTel's Common Stock on NASDAQ on December 31, 1996 ($26.00). (No stock appreciation rights were granted by PictureTel in 1996 and none were outstanding at December 31, 1996.)

                                                                                                 VALUE OF UNEXERCISED IN-
                                                                 NUMBER OF UNEXERCISED            THE-MONEY OPTIONS/SARS
                               SHARES                          OPTIONS/SARS AT 12/31/96              AT 12/31/96($)(2)
                             ACQUIRED ON        VALUE        -----------------------------     -----------------------------
          NAME               EXERCISE(#)     REALIZED(1)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------    -----------     -----------     -----------     -------------     -----------     -------------
Norman E. Gaut...........      165,000       $ 5,241,438       411,172          150,000        $ 7,034,154      $ 1,712,500
Les B. Strauss...........      193,766         4,334,992        -0-             102,500            -0-            1,284,375
Domenic J. LaCava........       -0-              -0-            95,000           94,800          1,621,250        1,281,250
Stephen J. Crummey.......       50,000         1,249,198        -0-             120,000(3)         -0-            1,625,000
David W. Grainger........       -0-              -0-            20,000           60,000            348,125          696,250

---------------
(1) Amounts in this column reflect the market value of the shares at exercise date less the exercise price and may not represent amounts actually realized by the named individuals.

(2) Amounts in this column reflect the market value of the shares at December 31, 1996 less the exercise price. The actual value of unexercised options fluctuates with stock market activity.

(3) Mr. Crummey's unexercisable shares at the end of the year have since expired due to his termination, dated January 6, 1997.

EMPLOYMENT, SEVERANCE AND OTHER AGREEMENTS

     The Company has executed severance agreements with the Named Executive Officers which provide the following:

     In the event that Dr. Norman E. Gaut's employment is involuntarily terminated for any reason other than for cause, Dr. Gaut shall receive his then current base salary for a period of twenty-four (24) consecutive months following the date of such termination.

     In the event that Messrs. Strauss or LaCava's employment is involuntarily terminated for any reason other than for cause, they shall receive their then current base salary for a period of twelve (12) consecutive months following the date of such termination.

     In the event that Mr. Grainger's employment is terminated by the Company without cause, he shall receive a continuation of his then base pay for a period of six months. If after six months, he has not found permanent employment, his pay would continue at the same rate minus any earned income derived from any source other than the Company for another six months or until he is employed full time, whichever is less.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors of PictureTel (the "Committee") has the authority to establish the level of base salary payable to the Chief Executive Officer and other executive officers of the Company and to administer the Company's Equity Incentive Plan, under which grants may be made to such officers, key employees at all levels in the Company and consultants to the Company. In addition, the Committee has the responsibility for approving the Management Bonus Program(s) to be in effect for the Chief Executive Officer and other executive officers and key employees each fiscal year and to review programs and policies concerning matters of executive compensation. The Committee is currently composed of two independent, non-employee directors who have no interlocking relationships as defined by the Securities and Exchange Commission. The Committee also administers the Company's Employee Stock Purchase Plan.

     General Compensation Philosophy. The Company operates in the competitive and rapidly changing environment of the electronics and high technology industry. The Committee strives to maintain compensation programs that allow the Company to respond to the competitive pressures within this industry. The Company's compensation philosophy is to offer compensation opportunities linked to the Company's business objectives and performance, individual performance and contributions to the Company's success and enhanced shareholder value. These compensation opportunities are intended to be competitive within the electronics and high technology industry and enable the Company to attract, retain and motivate the management talent necessary to ensure the Company's long-term growth.

     Compensation Components. It is the Committee's objective to have a substantial portion of each executive officer's compensation contingent ("at risk") upon the Company's successful performance, as well as his or her contribution to the Company's success in meeting its objectives and to design a total compensation and incentive structure to motivate and reward success, balancing short and long-term goals. The Company's executive compensation program consists of three main components: (1) a base salary; (2) an annual management bonus; and, (3) long-term incentives. The second and third elements constitute the "at risk" portion of the Company's overall compensation program.

     Base Salary. The Committee annually reviews each executive officer's base salary. In determining salary adjustments, the Committee considers the executive's individual performance, the Company's success in achieving the annual business objectives, and the executive's current base salary in relation to the expected salary level for the position. The expected salary level is established at approximately the 50th percentile of comparable positions of the companies included in the executive compensation surveys in which the Company participates as well as other commercially-available surveys. These surveys include electronic and high technology companies with whom the Company competes for senior-level executives. (Some of the companies included in the surveys are included in the NASDAQ Electronic Components Stock Index used in the "Performance Graph".) Further, the base salary plus bonus is also targeted at approximately the 50th percentile for total cash compensation with an opportunity for the amount of base salary plus bonus to be above the mid-range of the survey groups in the event Company profitability exceeds business plan targets. The Committee exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered. After giving consideration to various relevant factors, the Committee determined that no 1996 base salary adjustments were to be made for four Named Executive Officers in the three tables preceding this Report. The Committee believes that the salaries paid to all Named Executive Officers (other than Dr. Gaut; see below) approximate the expected 50th percentile of the compensation data reviewed.

     Annual Management Bonus. The annual management bonus is the first "at risk" executive compensation element in the Company's executive compensation program. At the beginning of each year, the Committee establishes objectives for the management bonus program, including plan revenue and profitability targets drawn from the fiscal year business plan approved by the Board of Directors. Additionally, at the beginning of each year, the Committee establishes bonus award targets for the executive officers and for 1996 these bonus targets ranged from 25% to 50% of base salaries. The bonus plan has a threshold level of Company performance based on both revenue and profit before interest and taxes (a prescribed percentage of business plan objectives) that must be achieved before any bonuses are awarded. The bonuses that may be paid under the program may not exceed 100% of the bonus target on full achievement of the Company's business plan targets and may not exceed 200% of the bonus target on achievement of exceptional performance in excess of 100% of the Company's business plan targets. The bonus amounts payable to each executive officer are then determined by considering both Company performance and individual performance. After giving consideration to the criteria deemed relevant by the Committee, including the Company's achievement level of the business plan targets established for 1996, the individual performance of the Named Executive Officers, and the recommendations of the Company's management, the Committee made the bonus awards to the Named Executive Officers set forth in the Summary Compensation Table.

     Long-Term Incentive Program ("LTIP"). The LTIP is the second "at risk" element of the Company's compensation program in which executive officers and all other Company employees participate. This program has consisted solely of stock options, not cash (although cash and other stock based awards are permitted under the Company's Equity Incentive Plan). The Committee views the granting of stock options as a significant method of aligning management's long-term interests with those of the shareholders, which bring into balance short and long-term compensation with the Company's goals, fostering the retention of key executive and management personnel, and incenting the achievement of superior performance over time. Awards to executives are based upon criteria which include an individual's current position with the Company, total compensation, unvested stock option holdings, the executive's performance in the recent period, expected contributions to the achievement of the Company's long-term performance goals, and current competitive practice. The relative weight given to each of these factors will vary from executive to executive at the Committee's discretion. After giving consideration to the criteria deemed relevant by the Committee, including prior option grants made to Company executives, a competitive analysis of the Company's option program and overall compensation programs against the programs of companies of similar size and industry, and the recommendations of the Company's management, the Committee approved the stock option grants to the Named Executive Officers set forth in the Option/SAR Grant Table. These stock options granted under the Equity Incentive Plan become exercisable over four years and have a term of ten years.

     Compensation of the Chief Executive Officer. Dr. Norman E. Gaut is Chief Executive Officer and Chairman of the Board of Directors of the Company. Dr. Gaut's compensation for fiscal 1996 reflects the Committee's evaluation of his overall leadership of the Company. The Committee considered, among other factors, the Company's revenue and profitability in prior and current fiscal years, the Company's market share in key segments, the creation of new ventures and products to penetrate developing markets, and the building of a senior management team as the foundation for product innovation and the long-term strategic growth of the Company.

     In 1996, the Committee reviewed Dr. Gaut's base salary, and after considering factors deemed relevant by the Committee, including those considered for the other Named Executive Officers under "Base Salary" above, the Committee determined not to increase Dr. Gaut's base salary for 1996. Dr. Gaut's salary has not attained the expected 50th percentile of the executive compensation surveys reviewed, but this is not the sole determinate criterion for establishing his pay.

     At the beginning of fiscal 1996, the Committee established a target bonus for Dr. Gaut at 50% of base salary under the Company's management bonus program described above. After giving consideration to the criteria deemed relevant by the Committee, including the Company's achievement level of performance objectives established for 1996, as well as Dr. Gaut's performance in the leadership of the Company, the Committee approved the bonus award to Dr. Gaut set forth in the Summary Compensation Table. The bonus award is below the 50% target established for Dr. Gaut.

     In 1996, the Committee reviewed Dr. Gaut's stock option position, and after considering factors deemed relevant by the Committee, including those considered for the other Named Executive Officers under "Long-Term Incentives" above, the number of unvested options held by Dr. Gaut, and competitive compensation data available to the Committee for comparable positions within the electronics and high technology industry, the Committee approved the stock option grant to the set forth in the Option/SAR Grant Table. This stock option granted under the Equity Incentive Plan becomes exercisable over four years and has a term of ten years.

     Tax Limitations. As a result of federal tax legislation enacted in 1993, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds one (1) million dollars per officer in any one year, except for, among other matters, "performance-based compensation" approved by stockholders. At the 1995 Annual Meeting, the shareholders approved certain amendments to the Company's Equity Incentive Plan (the "Plan") which were designed to assure that any compensation deemed paid in connection with the exercise of stock options granted under the Plan would qualify as "performance-based compensation".

     Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the one
(1) million dollar limitation, the Committee has decided not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer ever approach the one (1) million dollar level.

                                            Compensation Committee

                                            Robert T. Knight
                                            James R. Swartz

April 4, 1997

STOCK PERFORMANCE GRAPH

     The following graph sets forth information comparing the cumulative total return to holders of the Company's Common Stock over the last five fiscal years, commencing with the last trading day before the beginning of the Company's fifth preceding fiscal year (the "Measuring Period") with (1) the cumulative total return of the NASDAQ Stock Market Index (U.S.) and (2) the cumulative total return of the NASDAQ Electronics Components Stock Index, assuming in each case the investment of $100 on December 31, 1991. The yearly change in cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for each fiscal year, assuming dividend reinvestment, and (b) the change in share price between the beginning and end of the Measuring Period, by
(ii) the share price at the beginning of the Measuring Period. PictureTel has not paid any cash dividends.


                            [Performance Graph here]


                                                                                  NASDAQ
        Measurement Period              PictureTel         NASDAQ Stock         Electronics
      (Fiscal Year Covered)             Corporation        Market Index      Components Index
1991                                            100.00              100.00              100.00
1992                                             53.30              116.38              156.35
1993                                             39.58              133.59              214.66
1994                                             50.66              130.59              237.17
1995                                            182.08              184.67              392.86
1996                                            109.76              227.14              678.89

ITEM 2 -- PROPOSED AMENDMENT TO THE PICTURETEL 1994 EMPLOYEE STOCK PURCHASE PLAN TO REDUCE THE WAITING PERIOD BEFORE EMPLOYEES BECOME ELIGIBLE TO PARTICIPATE IN THE PLAN FROM 12 MONTHS TO 6 MONTHS.

GENERAL; PROPOSED AMENDMENT.

     The 1994 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors effective April 15, 1994 and approved by the Company's stockholders at the Annual Meeting in June, 1994. The Purchase Plan currently provides for the delivery from time to time of up to 1,000,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock") on terms set forth in the Purchase Plan. As of April 18, 1997, a total of 288,560 shares have been purchased under the Purchase Plan.

     The proposed amendment, which was approved by the Board of Directors on October 18, 1996 (subject to stockholder approval at the 1997 Annual Meeting), provides for the reduction of the waiting period before employees become eligible to participate in the plan from 12 months to 6 months. The following is a summary of the essential features of the Purchase Plan.

DESCRIPTION OF THE 1994 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED.

     Purpose. The purpose of the 1994 Employee Stock Purchase Plan, as amended (the "Purchase Plan") is to provide a means by which employees of the Company (and any subsidiary of the Company designated by the Board of Directors to participate in the Purchase Plan) may be encouraged to purchase Common Stock of the Company through payroll deductions.

     The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423 of the Internal Revenue Code (the "Code").

     Administration. The Purchase Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee has the power to construe and interpret the Purchase Plan and the rights granted under it. No member of the Committee is eligible to purchase stock under the Purchase Plan.

     Stock Subject to Plan. A total of 1,000,000 shares of Common Stock are authorized for delivery from time to time under the Purchase Plan. Shares may be either authorized but unissued shares or treasury shares. If options granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such options again become available for delivery under the Purchase Plan. As of April 18, 1997, a total of 288,560 shares have been purchased under the Purchase Plan.

     Offerings. The Purchase Plan is implemented by a series of six-month offerings to purchase stock to all eligible employees from time to time.

     Eligible Employees. Any person who is customarily employed at least 20 hours per week and five months per calendar year on the first day of a six-month offering period is eligible to participate in that offering, provided such employee has been in the continuous employ of the Company (or a designated subsidiary) for at least six months. Notwithstanding the foregoing, no employee is eligible for the grant of any option rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted option rights that would permit him or her to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such option rights are granted) under all employee stock purchase plans of the Company in any calendar year.

     Participation in the Plan. Eligible employees become participants in the Purchase Plan by delivering to the Company, prior to the commencement date for the six-month offering period, an agreement authorizing payroll deductions of up to 10% of such employees' base compensation during the offering period.

     Purchase Price. The purchase price at which shares are sold in an offering under the Purchase Plan is the lower of (a) 85% of the fair market value of a share of Common Stock on the date of commencement of the six-month offering period, or (b) 85% of the fair market value of a share of Common Stock on the last day of the six-month offering period. Fair market value is determined by reference to the sales price of the common stock on the NASDAQ. It is not possible to determine the amount of any "benefits" which may be realized by any employee under the Purchase Plan.

     Payment of Purchase Price. The purchase price is accumulated by payroll deductions over the offering period. At any time during the offering period, a participant may reduce or terminate his or her payroll deductions. A participant may not increase or begin such payroll deductions after the beginning of any offering period. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may not make any additional payments into such account.

     Purchase of Stock. By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under such plan. In connection with offerings made under the Purchase Plan, the Committee will specify a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number, the Committee would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically on the exercise date at the end of the offering period at the applicable price. See "Withdrawal" below.

     Withdrawal. While each participant is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering a notice of withdrawal to the Company. Such withdrawal may be elected at any time prior to the end of the applicable six-month offering period.

     Upon withdrawal by the employee from an offering, the Company will distribute to the employee his or her accumulated payroll deductions without interest, and such employee's participation in the offering will be automatically terminated. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent six-month offerings under the Purchase Plan.

     Termination of Employment. Option rights granted pursuant to any offering terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest, upon such termination. In the event of a participating employee's death, the balance in his or her account will be held and used to purchase stock on the exercise date at the end of the six-month offering, provided that the estate or representative of the deceased employee does not withdraw from the offering.

     Restrictions on Transfer. Option rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted, or, in the case of death, by the estate of the deceased employee.

     Duration, Amendment and Termination. The Board may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, the Purchase Plan will terminate on April 15, 2004.

     The Board may amend the Purchase Plan at any time. Any amendment must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (1) increase the number of shares of Common Stock reserved for delivery under the Purchase Plan, (2) change the designation of corporations whose employees may be offered rights to purchase shares under the Purchase Plan, (3) materially increase the benefits to participants, (4) materially modify the requirements relating to eligibility for participation in the Purchase Plan, or (5) cause the rights previously granted under the Purchase Plan to fail to meet the requirements of Section 423 of the Code.

     Option rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of such plan without consent of the participant to whom such option rights were granted.

     Effect of Certain Corporate Events. In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, or other similar change in the capital structure of the Company, the Committee may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the Purchase Plan, and in the maximum number of shares which may be issued under the Purchase Plan, subject to the approval of the Board.

     Federal Income Tax Information. The following summarizes certain federal income tax consequences of participation in the Purchase Plan. It does not cover employment taxes except as specified, nor does it cover other federal, state, local or foreign tax consequences, if any.

     Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under Section 423 of the Code.

     A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchase shares.

     If the stock is disposed of more than two years after the beginning of the applicable offering period and more than one year after the exercise date or if the participant dies at any time while holding the stock, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the purchase price or (b) 15% of fair market value of the stock as of the beginning of the applicable offering period will be treated as ordinary income. Any further gain or loss will be taxed as a long-term capital gain or loss. Net long-term capital gains for individuals are currently subject to a maximum marginal federal income tax rate of 28%, and the maximum marginal rate for ordinary income is currently 39.6%.

     If the stock is sold or disposed of by the participant before the expiration of either of the holding periods described above (a "disqualifying disposition"), then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The Company may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain on a sale will be treated as capital gain. Even if the stock is sold for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on the exercise date. Any capital gain or loss will be long or short-term depending on whether the stock has been held for more than one year.

     There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company will, in general, be entitled to a deduction to the extent amounts are taxed as ordinary income to a participant by reason of a disqualifying disposition, but will not be entitled to a deduction in respect of the ordinary income realized by a participant upon a later disposition, or realized upon death. The Company's deduction may be limited under Code 162(m) and may be subject to disallowance for failure to satisfy related withholding obligations, if any.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors believes it is important to have an Employee Stock Purchase Plan to encourage the purchase by employees of Common Stock of the Company. Accordingly, the Board of Directors believes that the proposal to adopt the amendment to the 1994 Employee Stock Purchase Plan described above is in the best interests of the Company and its stockholders and recommends that the stockholders approve the amendment.

VOTE REQUIRED

     The affirmative vote of a majority of the votes properly cast by stockholders on the proposal at the Annual Meeting is required for approval of the amendment to the 1994 Employee Stock Purchase Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN.

ITEM 3 -- RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the independent public accounting firm of Coopers & Lybrand L.L.P. to audit the accounts of the Company for the fiscal year 1997. The Board of Directors has recommended that stockholders ratify this selection. The Board of Directors will review its selection if this proposal is not approved by the holders of a majority of the voting power of the outstanding shares of the Common Stock of the Company present in person or represented by proxy at the Annual Meeting.

     Neither the firm of Coopers & Lybrand L.L.P. nor any of its partners has a material direct or indirect financial interest in the Company. Representatives of the firm of Coopers & Lybrand L.L.P. will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to reply to stockholder inquiries.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors has approved the selection of Coopers & Lybrand L.L.P. as the Company's auditors and believes that such selection is advisable and in the best interests of the Company and its stockholders. Accordingly, the Board of Directors recommends that the stockholders ratify the selection of Coopers & Lybrand L.L.P. as the Company's auditors.

VOTE REQUIRED

     The affirmative vote of a majority of the votes properly cast on the matter at the Annual Meeting is required to ratify the selection of Coopers & Lybrand L.L.P. as the Company's auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF THE COMPANY'S AUDITORS.

                                 OTHER BUSINESS

     The Board of Directors has no reason to believe that any other business in addition to the foregoing will be presented at the Annual Meeting, but if any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the judgment of the persons named in the accompanying proxy.

VOTING

     Consistent with state law and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as Judges of Election for the meeting.

     The six nominees for election as Directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of Directors shall be elected Directors. A majority of the votes properly cast on the matter is necessary to approve the actions proposed in Items 2 and 3 and as well as any other matter which comes before the Annual Meeting, except where law or the Company's certificate of incorporation or by-laws require otherwise.

     The Judges of Election will count the total number of votes cast "for" approval of proposals, other than the election of Directors, for purposes of determining whether sufficient affirmative votes have been cast. The Judges of Election will count shares represented by proxies that withhold authority to vote for a nominee for election as a Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the matter.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals intended for inclusion in next year's annual meeting proxy statement should be sent to the Secretary of the Company at 100 Minuteman Road, Andover, MA 01810 and must be received by December 18, 1997.

                                 MISCELLANEOUS

     In addition to the solicitation of proxies by mail, management and employees of the Company may also assist in soliciting proxies in person or by mail, telecopy, telephone, telegram and personal interviews for which they will receive no additional compensation. The costs of solicitation of proxies will be borne by the Company. The Company has also retained The Altman Group, Inc. to assist in the solicitation of proxies and will pay such firm a fee estimated at $5,000 plus reimbursement of reasonable out-of-pocket expenses.

     Each of the Report of the Compensation Committee and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     YOU ARE ENCOURAGED TO EXERCISE YOUR RIGHT TO VOTE BY MARKING THE APPROPRIATE BOXES, AND DATING AND SIGNING THE ENCLOSED PROXY CARD. IT IS NOT NECESSARY TO MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THE PROXY CARD MAY BE RETURNED IN THE ENCLOSED ENVELOPE, WHICH IS POSTAGE-PAID IF MAILED IN THE UNITED STATES. A PROMPT RESPONSE WILL BE HELPFUL AND YOUR COOPERATION IS APPRECIATED.

                                            PICTURETEL CORPORATION

                                            LES B. STRAUSS
                                            Secretary

April 29, 1997

                                  DETACH HERE



                             PICTURETEL CORPORATION
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
P        PICTURETEL CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 12, 1997
R
            The undersigned hereby appoints Les B. Strauss and Norman E. Gaut
O and each of them, as attorneys and proxies of the undersigned, with full power of substitution to vote and act in the manner designated on the
X reverse side at the Annual Meeting of Stockholders of PictureTel Corporation (the "Company") to be held on June 12, 1997 at 10:00 a.m. at
Y the World Trade Center, 164 Northern Avenue, Boston, Massachusetts and any adjournments thereof, in respect of all of the common stock of the Company as to which the undersigned may be entitled to vote or act, with all powers the undersigned would possess if personally present, and, without limiting the general authorization hereby given, the undersigned directs that his vote be cast as specified in this proxy. The undersigned hereby revokes any other proxy previously granted to vote the same shares of stock for said meeting.

                                                                 -----------
          CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE   SEE REVERSE
                                                                    SIDE
                                                                 -----------

                                  DETACH HERE


        Please mark
 [X]    votes as in
        this sample.

        The shares represented hereby will be voted as directed by this Proxy, but IF NO DIRECTIONS ARE INDICATED HEREON THEY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3, AND FOR RECONSIDERATION/ADJOURNMENT DEEMED DESIRABLE BY THE COMPANY. This Proxy delegates discretionary authority with respect to other motions that may be presented at the meeting.


                                                           FOR             WITHHELD
        1. Election of Directors                           [  ]            [  ]

           Nominees: Norman E. Gaut,
           Robert T. Knight, Vinod
           Khosla, David B. Levi,
           James R. Swartz and
           Enzo Torresi.

        [  ]
        --------------------------------------
        For all nominees except as noted above


        2. To amend the PictureTel 1984 Employee           FOR             AGAINST           ABSTAIN
           Stock Purchase Plan to reduce the waiting       [  ]            [  ]              [  ]
           period before employees become eligible to
           participate in the plan from 12 months to
           8 months.



        3. To ratify the selection of Coopers &            FOR             AGAINST           ABSTAIN
           Lybrand LLP as the Company's auditor's          [  ]            [  ]              [  ]
           for fiscal year 1997.


                MARK HERE
                FOR ADDRESS     [  ]
                CHANGE AND
                NOTE AT LEFT

        Signature(s) must correspond with the name(s) as imprinted hereon. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such.



Signature               Date     Signature                    Date
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